UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2022 (April 7, 2022)

Monroe Capital Income Plus Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-01301	83-0711022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 258-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 7, 2022 (the “Closing Date”), Monroe Capital Income Plus ABS Funding, LLC (the “2022 Issuer”), an indirect, wholly owned, consolidated subsidiary of Monroe Capital Income Plus Corporation (the “Company”) completed a $425 million asset-backed securitization (the “2022 Asset-Backed Securitization”). The 2022 Asset-Backed Securitization is a secured financing incurred by the 2022 Issuer, a subsidiary of the Company, which is consolidated by the Company and subject to its overall asset coverage requirement.

On the Closing Date and in connection with the 2022 Asset-Backed Securitization, the 2022 Issuer entered into a Note Purchase Agreement (the “Purchase Agreement”) with Jefferies LLC and KeyBanc Capital Markets Inc., as the initial purchasers (the “Initial Purchasers”), pursuant to which the 2022 Issuer agreed to sell to the Initial Purchasers certain of the notes to be issued pursuant to an indenture as part of the 2022 Asset-Backed Securitization.

The notes offered in the 2022 Asset-Backed Securitization consist of $261,375,000 of Class A Senior Secured Notes, which bear interest at 4.05% (the “Class A Notes”), $44,625,000 of Class B Senior Secured Notes, which bear interest at 5.15% (the “Class B Notes”) and $36,125,000 of Class C Senior Secured Notes, which bear interest at 7.75% (the “Class C Notes” and collectively with the Class A Notes and the Class B Notes, the “Secured 2022 Notes”). The 2022 Issuer also issued $82,875,000 of Subordinated Notes, which do not bear interest (the “Subordinated 2022 Notes” and, together with the Secured 2022 Notes, the “2022 Notes”). The Notes are due on April 30, 2032. The Secured 2022 Notes were issued through a private placement through the Initial Purchasers. The Company retained all of the Class C Notes and the Subordinated 2022 Notes. The Subordinated 2022 Notes were retained for the purpose of satisfying the risk retention requirements pursuant to a subordinated note purchase agreement entered into as of the Closing Date.

The 2022 Asset Securitization is secured by a diversified portfolio of senior secured loans. Through April 22, 2024, all principal collections received on the underlying collateral may be used by the 2022 Issuer to purchase new collateral under the direction of Monroe Capital BDC Advisors, LLC (“Monroe BDC Advisors”), in its capacity as collateral manager of the 2022 Issuer, in accordance with the Company’s investment strategy and subject to customary conditions set forth in the documents governing the 2022 Asset-Backed Securitization, allowing the Company to maintain the initial leverage in the 2022 Asset-Backed Securitization.

The 2022 Issuer used the proceeds from the 2022 Asset-Backed Securitization to, among other things, purchase certain portfolio company investments (“Collateral Obligations”) from the Company and, at the Company’s direction, MC Income Plus Financing SPV LLC, a wholly-owned subsidiary of the Company (the “Warehouse Borrower”) pursuant to a loan sale agreement entered into on the Closing Date (the “Loan Sale Agreement”). In connection therewith, the Warehouse Borrower repaid certain outstanding indebtedness under the documents governing the credit facility entered into by the Warehouse Borrower.

Under the terms of the Loan Sale Agreement, the Company sold and/or contributed, and from time to time thereafter the Company will sell and/or contribute, its ownership interest in the portfolio company investments securing the 2022 Asset-Backed Securitization and participations in return for a purchase price equal to the market value of such portfolio company investments. Following these transfers, the 2022 Issuer holds all of the ownership interest in such portfolio company investments and participations. The Company made customary representations, warranties and covenants in the Loan Sale Agreement.

The Secured 2022 Notes are the secured obligation of the 2022 Issuer, and the indenture governing the Secured 2022 Notes includes customary covenants and events of default. The 2022 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

Monroe BDC Advisors serves as collateral manager to the 2022 Issuer under a collateral management agreement entered into on the Closing Date (the “Collateral Management Agreement”) and is entitled to receive a fee for providing these services; however Monroe BDC Advisors has elected to waive such fees.

Item 2.03	Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statement and Exhibits

Exhibit No.	Description

10.1	Indenture, dated as of April 7, 2022, by and between Monroe Capital Income Plus ABS Funding, LLC, as Issuer, and U.S. Bank Trust Company, National Association, as Trustee.

10.2	Collateral Management Agreement, dated as of April 7, 2022, by and between Monroe Capital Income Plus ABS Funding, LLC, as Issuer, and Monroe Capital BDC Advisors, LLC, as Collateral Manager.

10.3	Loan Sale Agreement, dated as of April 7, 2022, by and between Monroe Capital Income Plus Corporation, as Seller, and Monroe Capital Income Plus ABS Funding, LLC, as Buyer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monroe Capital Income Plus Corporation

Date: April 13, 2022	By:	/s/ Lewis W. Solimene, Jr.
Lewis W. Solimene, Jr.
Chief Financial Officer, Treasurer and Corporate Secretary